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                                                                    EXHIBIT 10.9

                         TRANSITIONAL SERVICES AGREEMENT

TRANSITIONAL SERVICES AGREEMENT ("Agreement") made and executed by and between Nortel Networks Inc. ("Nortel Networks"), a Delaware corporation, with offices at Northern Telecom Plaza, 200 Athens Way, Nashville, Tennessee 37228, and Arris Interactive L.L.C. ("Arris") a Delaware limited liability company, with offices at 3871 Lakefield Drive, Suite 300, Suwanee, GA 30024, as of the 3rd day of August, 2001 ("Effective Date").

WHEREAS, pursuant to a reorganization effective as of the Effective Date, Arris, formerly owned by Nortel Networks L.L.C. and Antec Corporation ("Antec"), is now owned by Antec and Arris Group, Inc.; and

WHEREAS, Nortel Networks L.L.C. (a subsidiary of Nortel Networks) is a shareholder of Arris Group, Inc.; and

WHEREAS, in connection with this reorganization, Nortel Networks and Arris have agreed that Nortel Networks will provide to Arris certain transitional services as more fully described in this Agreement.

NOW THEREFORE, in consideration of the mutual terms and conditions hereinafter set forth, the parties agree as follows:

1.       Scope of Services.

1.1 Infrastructure Services. In accordance with the terms and conditions of this Agreement, Nortel Networks will provide to Arris the following infrastructure services ("Infrastructure Services")

         a. To the extent of its legal right to do so, Nortel Networks grants to Arris a non-exclusive, non-transferable right and license, commencing on the Effective Date and continuing for the period specified in Appendix A, to use the Nortel Networks systems and software tools, ("Nortel Systems") identified in Appendix A, as such Nortel Systems may be modified and enhanced during such period; and

         b. To the extent of its legal right to do so, Nortel Networks grants to Arris a non-exclusive, non-transferable right and sublicense, commencing on the Effective Date and continuing for the period specified in Appendix A, to use the third party software, software tools and IT infrastructure ("Third Party Software") identified in Appendix A, as such Third Party Software may be modified and enhanced during such period, in a manner consistent with the requirements of the license agreements between Nortel Networks and the suppliers of such Third Party Software.

1.1.1    The parties shall cooperate (and have cooperated prior to the Effective
         Date) to seek to obtain any required consents by the suppliers of the Third Party Software required for Nortel Networks to grant the right and sublicense under b. above. If any such required consents are not provided in writing within 30 days following the Effective Date ("Un-consented Third Party Software"), then Arris shall be responsible for obtaining the right and license to use such Un-consented Third Party


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         Software directly from the suppliers thereof and, notwithstanding any time periods specified in Appendix A, any right to use such Un-consented Third Party Software shall cease 30 days following the Effective Date

1.1.2 Nortel Networks reserves the right to discontinue the use of any Nortel System or Third Party Software and in such event Arris' right under this Section 1.1 to use the same shall cease. If Nortel Networks implements a substitute Nortel System or item of Third Party Software for the discontinued Nortel System or item of Third Party Software, Arris may elect to obtain a right to use such substitute Nortel System or Third Party Software on the same basis, and subject to the same conditions and limitations, as the original Nortel System or Third Party Software, as provided above. Nortel Networks will provide the same advance notice to Arris about the discontinuance of a Nortel System or item of Third Party Software that it does to internal Nortel Networks development groups.

1.1.3 In connection with the providing of the Services, Nortel Networks grants to Arris for the duration of the applicable Services the right to use certain Nortel Networks "Identifiers". Nortel Networks Identifiers consist of internet protocol addresses and networks, including without limitation, DNS domain names, e-mail addresses, world wide web and http addresses, network names, network addresses (such as IPv4 and IPv6) and the registrations relating thereto. Title and ownership of such Identifiers is and shall remain in Nortel Networks.

1.1.4 Title and ownership of the Nortel Systems, and all intellectual property rights therein, is and shall remain in Nortel Networks. Title and ownership of the Third Party Software, and all intellectual property rights therein, is and shall remain in the suppliers of the Third Party Software. Arris shall not (i) reverse engineer, disassemble, reverse translate, decompile or decode, or (ii) modify, enhance, adapt or translate, or (iii) copy, except as required in connection with use thereof, as described in the applicable documentation, or one copy for backup, any Nortel Systems or Third Party Software. In connection with the Nortel Systems and the Third Party Software, Arris shall provide "first-line" support for its internal users and shall designate no more than three employees to interface between Arris' internal users and Nortel Networks in obtaining higher level support for the Nortel Systems and the Third Party Software.

1.2 Post-Sales Support Services. In accordance with the terms and conditions of this Agreement, if ordered by Arris, Nortel Networks will provide to Arris on a non-exclusive, non-transferable basis for the period specified in Appendix B the post-sales support services ("Post-Sales Support Services") identified in Appendix B for the benefit of the customer agreements partially assigned by Nortel Networks to Arris on the Effective Date under that certain Assignment and Sale Agreement between Arris and Nortel Networks of even date herewith.

1.3 Services. The Infrastructure Services and the Post-Sales Support Services are collectively referred to in this Agreement as "Services." Arris shall be the exclusive user and beneficiary of the Services to be provided under this Agreement and no third parties shall be permitted to obtain, use or access the Services. Arris shall not use the Infrastructure Services to obtain connectivity with and/or for third parties (such as TCS) to work on projects in which Nortel Networks has no interest and/or participation.


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1.4      Ordering Services.  All services shall be ordered by Arris by issuance of purchase orders to Nortel Networks. For Services with a duration of 90 days or less, Arris will issue an initial purchase order of 90 days duration. For Services with a duration of more than 90 days, Arris will issue an initial purchase order of 12 months duration. Such initial purchase orders have been issued by Arris on or prior to the Effective Date. If Arris wishes to renew the Services covered by a purchase order for an additional period and such renewal is permitted by this Agreement, Arris shall issue a renewal purchase order at least 30 days prior to expiration of the preceding purchase order. Arris purchase orders shall be of sufficient dollar amount to accommodate high use of the Services beyond the estimates in Schedule 1.1. Arris shall be responsible for the payment for Services actually used even if not covered by a purchase order or within the dollar limits of a purchase order.

1.5 Transition Team. Notwithstanding any time periods specified in Appendix A or B, Arris shall use its best efforts to become independent of Nortel Networks with respect to the Services as soon as commercially practicable. The parties shall establish transition teams which shall be responsible for transitioning Arris from the need to use the Services specified under this Agreement as soon as it is commercially practicable for Arris to provide such Services itself or to purchase such Services from third parties. The transition teams shall meet no less frequently than monthly to review the status of the actions being taken to transition Arris from the need to purchase Services under this Agreement and to agree upon additional or revised actions, as appropriate, to achieve such transition.

2.       Services Standards.

2.1 In connection with the provision of Services to Arris, Nortel Networks will exercise the same measure of care, including data backups and other contingency procedures, to protect Arris against loss of data or computer outages as Nortel Networks uses to protect itself from such occurrences. In no event shall Nortel Networks incur any liability to Arris as a result of the loss of data or computer outages arising in connection with the providing of the Services.

2.2 Services will be performed in a professionally skilled manner at a level consistent with the level at which Nortel Networks performed the Services for itself prior to the Effective Date.

2.3 The Infrastructure Services shall be provided for use by the same number of Arris employees who are using such Infrastructure Services on the day preceding the Effective Date. The Post-Sales Support Services shall be provided at a level consistent with the level that Nortel Networks was providing such Services on the day preceding the Effective Date.

2.4 To the extent that the demand for Services from Arris and from others and for Nortel Networks own internal requirements exceeds Nortel Networks capacity to provide such Services, Nortel Networks will prioritize the providing of Services based on Nortel Networks reasonable judgment and no liability shall arise based on such prioritization or based on any other decisions made by Nortel Networks in connection with the providing of the Services.


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3.       Term.  The term ("Term") of this Agreement shall commence on the
         Effective Date and shall continue until Arris' use of all Infrastructure Services and Post-Sales Support Services ceases in accordance with this Agreement unless earlier terminated in accordance herewith.

         Arris may terminate all or any portion of the Services hereunder upon 90 days prior written notice to Nortel Networks.

4. Fees and Payment Terms. The fees ("Fees") payable by Arris to Nortel Networks for the Services shall be as specified in Appendix A (including Schedule 1.1) and Appendix B.

         Arris shall pay such Fees to Nortel Networks monthly in advance within 30 days of the date of Nortel Networks invoice therefore, except that the initial payment of such Fees shall be paid by Arris 10 days after the Effective Date.

         In addition to the Fees, Arris shall reimburse Nortel Networks for all out of pocket expenses incurred by Nortel Networks in performing the Services, including without limitation, the travel and living expenses, the cost of establishing required "firewalls" between Arris' network and Nortel Networks' network or providing Arris partitioned access to the Nortel Systems and/or the Third Party Software, any additional license fees or support changes payable to the suppliers of Third Party Software in connection with Arris' use of the Third Party Software, the cost of any additional hardware or software required to deliver the Services and all support costs, whether incurred internally or paid to third party, to maintain or restore the hardware and software required to deliver the Services, the Nortel Systems and the Third Party Software in or to good operating condition.

         In addition to the Fees and expenses, Arris shall pay to Nortel Networks the amount of any tax or other fee which Nortel Networks may be required to pay because of its performance of this Agreement, except for any tax assessed on Nortel Networks net income.

         The Fixed Asset Price for the Owned Fixed Assets, as described in Appendix C, plus applicable taxes shall be paid by Arris to Nortel Networks in eight quarterly installments in advance with the first quarterly payment being due and payable 10 days after the Effective Date.

         The Leased Equipment Purchase Price for the Leased Equipment, as described in Appendix C, plus applicable taxes shall be paid by Arris to Nortel Networks within 60 days following the Effective Date.

         The Option 81 System Fee for the Option 81 System, as described in Appendix C, plus applicable taxes and the Option 11C System Fee for the Option 11C System, as described in Appendix C, plus applicable taxes shall be paid by Arris to Nortel Networks on a quarterly basis in advance for eight quarters with the first payment being due and payable 10 days after the Effective Date, subject to Arris' right to discontinue use of the Option 81 System and/or the Option 11C System, as described in Appendix C.

         The fees for the rental of the services of the Netherlands Employees (defined in Appendix C) referred to in Section 10, plus applicable taxes, shall be paid by Arris to Nortel Networks monthly


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         in advance within 30 days of the date of Nortel Networks invoice therefor, except that the initial payment of such fees shall be paid by Arris 10 days after the Effective Date.

         The legal fees and costs referred to in Section 11 shall be paid to the applicable law firm or reimbursed by Arris to Nortel Networks within 30 days of the date of delivery to Arris of the applicable law firm invoice or within 30 days of the date of Nortel Networks invoice therefor.

         Any other amounts due Nortel Networks pursuant to this Agreement, including without limitation, the Option 81 Decommissioning Charges, if applicable, or the Option 11C Decommissioning Charges, if applicable, plus applicable taxes shall be paid by Arris to Nortel Networks within 30 days of the date of Nortel Networks invoice therefore.

         In the event that any payment to be made by Arris to Nortel Networks pursuant to this Agreement is not made timely and in full, the overdue amount shall bear interest, from the date due until paid in full, at a rate per annum equal to the lesser of (i) 12% per annum or (ii) the maximum lawful rate.

5. Confidential Information. The parties acknowledge that during the course of this Agreement one party may disclose to the other party Confidential Information. "Confidential Information" shall, for purposes of this Agreement, be deemed to be all information, materials and data which one party advises the other party in writing is of such character, or which a party knows or reasonably should know is customarily treated as such within the communications industry, including, solely by way of illustration and not in limitation: software programs, product ideas and designs; production plans; cost and pricing information; marketing and sales analyses, plans and data; financial data; all matters pertaining to personnel, the Nortel Systems and any associated documentation, the Third Party Software and any associated documentation and the Identifiers.

                 The receiving party shall hold secret and not disclose to any third party any of the Confidential Information of the disclosing party except as authorized in writing by the disclosing party. The receiving party shall use the disclosing party's Confidential Information only in furtherance of this Agreement.

         The foregoing shall not apply to any portion of the disclosing party's Confidential Information which: (i) becomes available to the public from a source other than the receiving party; (ii) is obtained by the receiving party without similar restrictions on use or disclosure from a third person who did not receive it, directly or indirectly, from the disclosing party; (iii) is documented as being known to the receiving party prior to its disclosure by the disclosing party; or (iv) is documented as being independently developed by the receiving party without reference to the disclosing party's Confidential Information.

                 The receiving party shall not make or have made or permit to be made, any copies of the Confidential Information except those copies which are necessary for the use of the Confidential Information in furtherance of this Agreement, and all such copies shall include the same proprietary and confidentiality notices or legends which appear on the disclosing party's Confidential Information as originally provided under this Agreement.


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                 The receiving party shall use the same degree of care as is used to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of the Confidential Information of the disclosing party. Title and ownership of the Confidential Information of the disclosing party is and shall remain in the disclosing party. Upon the expiration of this Agreement or the earlier request of the disclosing party, the receiving party shall immediately return or destroy (and certify such destruction to the disclosing party) the Confidential Information of the disclosing party, and all copies thereof.

6. Nortel Systems and Third Party Software Use. Arris shall limit access to the Nortel Systems and Third Party Software to Arris employees on a need-to-know basis and shall use the same solely for undertakings directly applicable to the conduct of Arris' business and shall not access or attempt to access any other systems, computers or software not identified in Appendix A. Arris shall strictly follow Nortel Networks' security rules and procedures for restricting access to Nortel Networks systems and computers. All user identification numbers and passwords disclosed to Arris and any information obtained by Arris as a result of Arris' access and use of Nortel Systems or Third Party Software shall be deemed to constitute Confidential Information under
         Section 5. Nortel Networks and Arris shall cooperate in the investigation of any unauthorized access to any Nortel Networks systems or computers.

7. No Warranties or Representations. The Services will be provided on an "AS IS" and "WHERE IS" basis and Nortel Networks makes no warranty or representation of any nature with regard to the Services, including but not limited to, their accuracy, completeness and/or efficacy.

8. Third Party Software. Arris shall abide by all the license terms and conditions prescribed by each supplier of Third Party Software and Arris shall indemnify and hold Nortel Networks harmless from any claims by and liability or damages to any such supplier arising out of Arris' failure to abide by such terms and conditions in its use of Third Party Software. The Third Party Software shall constitute Confidential Information of Nortel Networks.

9. Nortel Systems. The Nortel Systems are provided to Arris under this Agreement on a nonexclusive, non-transferable license to use basis to the extent of the authorized usage levels only for the applicable periods specified in Appendix A. The Nortel Systems shall constitute Confidential Information of Nortel Networks.

10. Fixed Assets; Communications System; Services Equipment; Nortel Test Equipment; Rental of Services of Netherlands Employees; and Rental of Nortel Networks Facilities Space in The Netherlands and Japan. The purchase by Arris of certain fixed assets, a communications System, certain Services Equipment, and certain Nortel Test Equipment, the rental by Arris of the services of certain Nortel Networks Netherlands employees, and the rental by Arris of certain facility space in The Netherlands and Japan, all as described in Appendix C, shall be subject to the additional terms and conditions set forth in Appendix C.

11. Legal Fees Relating to Certain Patent Applications. Prior to the Effective Date Nortel Networks has pending certain invention disclosures submitted on or after October 1, 2000 which are to be assigned to Arris as of the Effective Date pursuant to that certain Intellectual Property Rights


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         Agreement between Arris and Nortel Networks of even date herewith.
         Arris agrees to pay or reimburse Nortel Networks for all legal fees and associated costs invoiced by outside legal counsel with respect to any patent applications resulting from such invention disclosures.

12. Independent Contractor. Nortel Networks shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties. Neither party shall take any action or permit any action to be taken on its behalf which purports to be done in the name of or on behalf of the other party.

         Neither party, nor any of its respective employees or agents, shall, in any sense, be considered employees or agents of the other party, nor shall either party, its respective employees or agents, be eligible or entitled to any benefits, perquisites or privileges given or extended to employees of the other party.

13. Non-Exclusivity of Services. Nothing herein shall be deemed to preclude Nortel Networks from performing services identical or similar to the Services for the benefit of itself or any other person.

14. Default. If either party shall be in default of any term or condition of this Agreement and such default shall continue more than twenty (20) days after written notice thereof is given to the party in default by the other party, then the party not in default shall be entitled to terminate this Agreement and/or pursue cumulative each and every remedy available at law and in equity, subject to the limitations expressly provided elsewhere in this Agreement. The failure to object to an act of default shall not be deemed a waiver of any other act of default.

15. Nortel Networks Furnished Materials. Except as provided in Appendix C, any materials, software or hardware furnished by Nortel Networks in connection with this Agreement, with or without charge to Arris, shall be deemed bailed to Arris, and title and ownership is and shall at all times remain in Nortel Networks. All such materials, software and hardware shall be returned to Nortel Networks at Arris' expense and risk, in the same condition as when furnished, less reasonable wear and tear, upon the expiration or termination of this Agreement.

16. Limitation on Liability. In no event shall Nortel Networks be liable to Arris for any claim, damage, injury or loss of any nature arising out of or related to any Service in excess of the Fee for such Service for the month in which the claim arose. In no event shall Nortel Networks be liable to Arris for any claim, damage, injury or loss of any nature arising out of or related to the fixed assets or the communications system or the Services Equipment sold to Arris as described in Appendix C in excess of the price paid by Arris such fixed assets or communications system or Services Equipment.

         In no event shall Nortel Networks be liable to Arris for any claim, damage, injury or loss of any nature arising out of or related to (a) the rental to Arris of the services of certain Nortel Networks Netherlands employees as described in Appendix C; or (b) the occupancy by certain Arris employees of Nortel Networks work space as described in Appendix C.


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         Except for Arris' indemnities pursuant to Section 8 and Appendix C or for a breach by either party of its obligations under Section 5 or for a breach by Arris of its obligations under Section 6 or under the Software license in Paragraph 6 of Appendix C, neither Nortel Networks nor Arris shall be liable for any indirect, special or consequential damages of any nature, for any reason including without limitation, loss of revenue, loss of profits, loss of use, or loss of opportunity.

         Neither party shall be responsible for any delay or failure of performance under this Agreement due to events or circumstances beyond a party's control which may not be overcome by due diligence.

17.      General.

17.1 This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to constitute an original but all of which when taken together shall constitute one and the same instrument.

17.2 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard to the conflict of law principles thereof.

17.3 The parties hereby irrevocably waive any and all rights to a trial by jury in any proceeding arising out of or relating to this Agreement.

17.4 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the parties agree that they shall not assign this Agreement or any of their rights, duties or obligations hereunder without the prior written consent of the other party, except that an assignment to an affiliate of a party shall require prior notice to the other party, but not consent.

17.5 Except as otherwise provided herein, each party hereto will bear all expenses incurred by it in connection with its performance under this Agreement.

17.6 All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given on the date of delivery, if personally delivered, three business days after being mailed by registered or certified mail (return receipt requested) or one business day after being sent by receipted overnight courier to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                  If to Arris:

                  Arris Interactive, LLC
                  3871 Lakefield Drive
                  Suite 300
                  Suwanee, GA 30024
                  Attention:  President

                  If to Nortel Networks:


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                  Nortel Networks Inc.
                  5555 Windward Parkway
                  Suite B
                  Alpharetta, GA 30004
                  Attention:  VP Marketing, Local Internet

                  With a copy to:

                  Legal Department
                  Nortel Networks Inc.
                  2221 Lakeside Blvd.
                  Richardson, TX  75082
                  Attention:  Lead Counsel, Supply Management

17.7 This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and merges all prior discussions between them, and neither party hereto shall be bound by any conditions, definitions, representations or understandings with respect to such subject matter other than as expressly provided herein.

17.8 No agreement or understanding amending, revising or otherwise changing the terms and conditions hereof shall be binding unless in writing and signed for each party by a duly-authorized representative.

17.9 The failure on the part of either party to exercise any right hereunder shall not constitute a waiver of any such right.

17.10 The provisions of this Agreement shall be held in confidence by the Parties and only disclosed as may be agreed to by the parties or as may be required by applicable law. Neither party shall make public statements or issue publicity or media releases with regard to this Agreement without the prior written approval of the other party such approval not to be unreasonably withheld.

17.11 Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad that it is enforceable.

17.12 Upon the expiration or termination of this Agreement, those terms which by the nature and context would be expected to survive shall survive such expiration or termination, including without limitation, Sections 1.1.4, 5, 6, 7, 8, 9, 12, 15 and 16.

                           [Signature Page to Follow]


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IN WITNESS WHEREOF, the parties hereto have caused this Transitional Services
Agreement to be duly executed as of the Effective Date.



NORTEL NETWORKS INC.                     ARRIS INTERACTIVE L.L.C.



By: /s/ Craig A. Johnson                 By:  /s/ David Potts
   --------------------------------         ------------------------------------


Name:                                    Name:
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Title:                                   Title:
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